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                            CERTIFICATE OF AMENDMENT

                     OF THE CERTIFICATE OF INCORPORATION OF

                                 JUST TOYS, INC.

                                    --------

    Under Section 242 of the General Corporation Law of the State of Delaware


         1. The name of the corporation is JUST TOYS, INC. (the "Corporation").

         2. The certificate of incorporation of the Corporation was filed with the Secretary of State of Delaware on August 3, 1992.

         3. The certificate of incorporation of the Corporation is hereby amended, as authorized by Section 242 of the General Corporation Law, to effect a 1 for 2 reverse stock split of the Corporation's common stock, par value $.01 per share.

         4. To accomplish the foregoing amendment, Article FOURTH of the certificate of incorporation of the Corporation is hereby amended by adding the following to the end of such Article FOURTH:

                  Effective as of 5:00 p.m., New York time, on the date the Certificate of Amendment to this Certificate of Incorporation amending this Article FOURTH is filed with the Secretary of State of the State of Delaware (the "Effective Date"), each two issued and outstanding shares of common stock, par value $.01 per share, of this Corporation ("Pre-Split Common Stock") shall be automatically, without further action by the holders of the Pre-Split Common Stock, converted into one share of common stock, par value $.01 per share, of this Corporation ("Post-Split Common Stock") to give effect to a one-for-two reverse stock split (the "Reverse Split"). From and after the Effective Date, each certificate representing shares of Pre-Split Common Stock shall be deemed to represent for all purposes the number of shares of Post-Split Common Stock into which the shares of Pre-Split Common Stock were converted pursuant to the Reverse Split, with fractional shares rounded to the next highest whole share.

         5. The amendment to the Certificate of Incorporation of the Corporation provided for herein was approved by a majority of the members of the Board of Directors of the Corporation and later followed by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon at the annual meeting of the shareholders of the Corporation duly called and held on the 1st day of September, 1998, a quorum being present.




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         IN WITNESS WHEREOF, I have signed this document on the date set forth below and do hereby affirm, under penalties of perjury, that the statements contained therein have been examined by me and are true and correct.

Dated:  September 1, 1998


                                              /s/ Barry Shapiro
                                              -------------------------------
                                                  Barry Shapiro, President




Attest:



/s/ Seymour Rosenthal
----------------------------------
    Seymour Rosenthal, Secretary